EXHIBIT 99.2

MAGNUS INTERNATIONAL RESOURCES INC. ADDS DR. PAUL TAUFEN TO
THE BOARD OF DIRECTORS

Las Vegas, Nevada – December 1, 2005 - Magnus International Resources Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) is pleased to announce that Dr. Paul Taufen has been appointed as a director of the Company and to the executive position of Director of Exploration and Resource Development.

Dr. Taufen has been consulting with Magnus since November 2004, initially through the Company’s mining engineering consulting firm, AMEC. In March of 2005, Paul took on a more significant role directly with Magnus, as head of exploration for the Company in advancing its projects in China. To date, Dr. Taufen has made a valuable contribution in directing the very thorough and systematic exploration of Magnus’ Huidong property. Infill sampling, trenching, and tunneling are being conducted at Huidong to follow up three highly anomalous gold zones, similar to those around known gold ore at Boka, identified by comprehensive soil and rock geochemistry surveys designed by Dr. Taufen.

Now that the acquisition of the Mangshi project has been completed, Magnus is entering a phase of rapid exploration development of Mangshi as its 7,500 meter drilling program is scheduled to commence this month. Dr. Taufen has also been instrumental in developing the Company’s exploration plans at Mangshi in conjunction with Ruben Verzosa, Magnus’ senior geologist at the project who has been involved with the Mangshi project since 2003, and Magnus’ partner, Team 209, who have been exploring the property for more than a decade. As the Company moves forward in its efforts towards establishing proven gold resources it will be working closely with AMEC to ensure that very high standards are met at all stages of the process. One of Dr. Taufen’s primary responsibilities will be liaising with AMEC in developing and modeling the Company’s potential resources.

Dr. Taufen has over thirty years of domestic (North American) and international experience in mineral exploration in both direct employment of and as an independent consultant to some of the world’s largest international mining companies.  He is the founder of Geochemistry Solutions, LLC, which provides innovative and focused solutions to the mining industry in modem exploration techniques, QA/QC, and environmental areas, specializing in both traditional and unconventional geochemical exploration and in resolving environmental water quality issues.  Geochemistry Solutions provides consulting services to major companies in the mining industry, including Placer Dome and Goldfields, and major mining company subsidiaries and mine site exploration groups around the world.

Prior to forming Geochemistry Solutions, LLC, Dr. Taufen spent 15 years with Australia-based Western Mining Corporation (WMC), where he served as Chief Geochemist - Global exploration, and Chief Geochemist - Americas.  He also served as Chief Geochemist for British Petroleum Minerals in Brazil from 1983 to 1987, coordinating all geochemical surveys, laboratory development, and geological materials analysis programs in Brazil for BP Minerals.  Throughout his career, Dr. Taufen has worked on minerals exploration projects in over 20 countries and been involved in numerous mineral deposit discoveries and ongoing mining production development plans.  Dr. Taufen holds a Ph.D. in Aqueous Geochemistry from the Colorado School of Mines with a minor in Environmental Science and Engineering, an MSc in Geochemistry from the Colorado School of Mines, a BS in Chemistry from Georgetown University, Washington D.C., and a GLG Executive Excellence Senior Management Program certification.  He is a

Fellow and former president of the Association of Exploration Geochemists, a member of the Expert Group in Geochemistry of the Canadian Mining Industry Research Organization, a Fellow of the Australian Institute of Mining and Metallurgy, and a Fellow of the Society of Economic Geologists.

ABOUT MAGNUS INTERNATIONAL RESOURCES, INC.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties, focusing primarily on gold and copper properties in China. Magnus retains a potential earn-in 90% interest in two joint venture companies with its Chinese partner Yunnan Province Nuclear Industry Brigade 209 ("Team 209"): Yunnan Long Teng Mining Ltd. which holds the Huidong property and Yunnan Western Mining Ltd. which holds the Mangshi property.

Huidong is a gold-copper prospect in Sichuan Province northwest of, and on trend with, Southwestern Resources' Boka gold project in Yunnan Province. Southwestern Resources has recently reported a preliminary combined indicated and inferred resource at the Boka project of 5.4 million ounces of gold. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties. Infill sampling, trenching, and tunneling are being conducted at Huidong to follow up three highly anomalous gold zones, similar to those around known gold ore at Boka, identified by comprehensive soil and rock geochemistry surveys.

The Mangshi property is located within the Luxi Gold Belt, a 40km geological trend in western Yunnan province. Work-to-date has outlined a potentially large (3km by 300m) gold-mineralized zone with simple geology and near-surface mineralization allowing for the near-term commencement of a 7,500m drilling program. The confirmation of the downward extension of the gold mineralization already outlined at the surface would strongly indicate an emerging model of a potentially large sediment-hosted gold deposit of the "Carlin" type.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.